Exhibit 99.1

AMERICAN MEDIA, INC. CONTINUES ITS MULTI-STEP DEBT
REDUCTION STRATEGY

Latest Transaction Reduces 1st Lien Debt to $326 million,
a Decrease of $37 million Since September 2014

NEW YORK, January 5, 2015 /PRNewswire/ - American Media, Inc. (AMI) today announced that it will implement the next step in its multi-step debt reduction strategy by exchanging $32 million in aggregate principal amount of first lien notes due 2017 for approximately $39 million in aggregate principal amount of new second lien notes due 2020. In September 2014, AMI completed the first step of its debt reduction strategy with a second lien debt for equity swap which reduced AMI’s total debt by approximately $121 million. Upon completion of this second-step debt reduction, AMI’s first lien debt moves much closer to a level that AMI and its advisors believe can potentially be refinanced at a lower cost of capital than the 11.5% coupon on the existing first lien notes.

AMI’s outstanding first lien notes will be reduced to approximately $326 million in aggregate principal amount, a reduction of approximately $37 million, or 10%, since September 2014. In connection with the total debt reduction, AMI’s total annual interest expense will be reduced by approximately $14 million, or 25%, resulting in additional annual free cash flow of approximately $14 million.

“Thanks to the unyielding support we have received from certain noteholders regarding balance sheet initiatives, we have the lowest amount of total debt and the strongest liquidity position in 15 years,” said David J. Pecker, Chairman, President and CEO of AMI. “We plan to access the capital markets to refinance our existing first lien debt and further reduce interest expense and improve free cash flow.”

About American Media, Inc.:
American Media, Inc. (AMI) owns and operates the leading print and digital celebrity and active lifestyle media brands in the United States. AMI's titles include National Enquirer, Star, OK!, Globe, National Examiner, Soap Opera Digest, Shape, Fit Pregnancy, Natural Health, Men's Fitness, Muscle & Fitness, Flex and Muscle & Fitness Hers. AMI also manages 17 different digital sites including RadarOnline.com, OKmagazine.com, Shape.com, FitPregnancy.com, MensFitness.com and MuscleandFitness.com. AMI's magazines have a combined total circulation of 5.9+ mm and reach more than 53 mm men and women each month. AMI's digital properties reach an average of 52+ mm unique visitors and 350+ mm page views monthly.

Contact:
Christopher Polimeni
Executive Vice President and Chief Financial Officer
American Media, Inc.
212.545.4829